Exhibit 99.1

Global Medical REIT Announces Third Quarter 2020 Financial Results

Completes $171 Million of Acquisitions to Date in 2020

Internalizes Management Functions in the Quarter

Bethesda, MD – November 4, 2020 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share, today announced financial results for the three and nine months ended September 30, 2020.

Third Quarter 2020 and Current Highlights

•	Net loss attributable to common stockholders was $(10.3) million, or $(0.22) per diluted share, which includes a $12.1 million, or $0.26 per diluted share, one-time expense related to the management internalization consideration. This compares to net income attributable to common stockholders of $0.8 million, or $0.02 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $(0.03) per share and unit, as compared to $0.19 per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.23 per share and unit, as compared to $0.19 per share and unit in the comparable prior year period.
•	Increased total revenue by 37.9% period-over-period to $25.1 million, primarily driven by the Company’s acquisition activity as well as same-store portfolio contractual rent increases.
•	Completed management internalization transaction for a purchase price of $18.1 million, subject to working capital adjustments.
•	Completed five acquisitions for an aggregate purchase price of $59.8 million at a weighted average 7.0% cap rate during the third quarter and to-date during the fourth quarter completed two acquisitions for an aggregate purchase price of $24.5 million at a weighted average cap rate of 7.2%.
•	Aside from previously agreed rent deferrals, collected 100% of base rent due for the third quarter.
•	On July 24th we increased credit facility capacity by $100 million and added new lenders through a partial exercise of the credit facility’s accordion feature.

Nine Month 2020 Highlights

•	Net loss attributable to common stockholders was $(8.8) million, or $(0.19) per diluted share, which includes a $12.1 million, or $0.27 per diluted share, one-time expense related to the management internalization consideration. This compares to net income attributable to common stockholders of $2.2 million, or $0.07 per diluted share, in the comparable prior year period.
•	FFO of $0.34 per share and unit, as compared to $0.54 per share and unit in the comparable prior year period.
•	AFFO of $0.65 per share and unit, as compared to $0.54 per share and unit in the comparable prior year period.
•	Increased total revenue 36.8% period-over-period to $68.8 million, primarily driven by the Company’s acquisition activity as well as same-store portfolio contractual rent increases.
•	Completed 10 acquisitions for an aggregate purchase price of $146.7 million at a weighted average cap rate of 8.1%.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “We completed our management internalization transaction in the third quarter while also posting a 21% increase in year-over-year AFFO per share and unit. We are now an internally managed REIT with over $1 billion invested in essential medical facilities across the country. To date in 2020, we have completed $171 million of acquisitions with an 8.0% weighted average cap rate. We believe our continued strong performance during a global pandemic is testimony to the resilience of our tenants and the importance of the services they provide.”

Financial Results

Rental revenue for the third quarter of 2020 increased 38.3% period-over-period to $25.1 million, reflecting the growth in the Company’s portfolio over the last twelve months and contractual rent increases.

Total expenses for the third quarter were $34.7 million, compared to $15.9 million for the comparable prior year period. Of the $34.7 million of expenses, $12.1 million represented the portion of the management internalization consideration that was attributed to the settlement of a preexisting contractual relationship (the “Internalization Consideration Expense”). The remaining increase in the Company’s expenses was due primarily to the growth in the Company’s property portfolio. Interest expense for the third quarter was $4.9 million, compared to $4.5 million for the comparable prior year period. This increase was primarily due to higher average borrowings during the quarter, which helped fund the Company’s property acquisitions.

Net loss attributable to common stockholders for the third quarter totaled $(10.3) million, or $(0.22) per diluted share, compared to net income of $0.8 million, or $0.02 per diluted share, in the comparable prior year period. The net loss for the third quarter is primarily attributable to the impact of the Internalization Consideration Expense.

The Company reported FFO of $(0.03) per share and unit for the third quarter, as compared to $0.19 per share and unit in the comparable prior year period. AFFO was $0.23 per share and unit for the third quarter, versus $0.19 per share and unit in the comparable prior year period.

Acquisitions Update

During the third quarter of 2020, the Company completed five acquisitions, encompassing an aggregate 242,290 square feet, for an aggregate purchase price of $59.8 million at a weighted average cap rate of 7.0%. Through the end of the third quarter, the Company completed $146.7 million of acquisitions at an 8.1% weighted average cap rate.

After the quarter ended, the Company completed two acquisitions encompassing 76,342 square feet for an aggregate purchase price of $24.5 million at a 7.2% weighted average cap rate. To date in 2020, the Company has completed 12 acquisitions for an aggregate purchase price of $171 million at an 8.0% weighted average cap rate.

As of November 4, 2020, the Company had eight properties under contract for a total purchase price of approximately $72 million. The properties are currently in the due diligence review period. If the Company identifies problems with the properties or the operators during our review, it may not close on the transactions on a timely basis, or it may terminate the transactions.

Portfolio Update

As of September 30, 2020, the Company’s portfolio was 99% occupied and comprised of 3.5 million leasable square feet with an annual base rent of $81.9 million. The weighted average lease term for the Company’s portfolio was 7.8 years with weighted average annual rental escalations of 2.1%. As of September 30, 2020, the Company’s portfolio Rent Coverage Ratio (as defined below) was 4.6 times.

Aside from previously agreed rent deferrals, the Company collected 100% of base rent due for the third quarter. In addition, the Company collected $0.6 million of previously deferred rent, reducing outstanding rent deferrals from $1.1 million to $0.5 million as of September 30, 2020.

Because the extent of the impact of COVID-19 on our tenants will depend on future developments, there can be no assurance that our tenants will be able to continue to meet the requirements of these agreements, or that these tenants, or other tenants, may not seek additional relief in the future.

Balance Sheet and Liquidity

As of September 30, 2020, the Company had total assets of $1 billion, primarily comprised of $977 million of net investment in real estate. At September 30, 2020, the Company had total liquidity of approximately $143.9 million, including cash and availability on its Credit Facility. Total debt outstanding, including outstanding borrowings on the Credit Facility and notes payable (both net of unamortized debt issuance costs), was $519.4 million. As of September 30, 2020, the Company’s debt carried a weighted average interest rate of 3.34% and a weighted average remaining term of 3.06 years.

As previously announced, on July 24, 2020, the Company received aggregate commitments from certain of its credit facility syndicate members and certain new lenders to fund up to $100 million of additional indebtedness under the accordion feature of its credit facility. Upon exercise of this accordion, the borrowing capacity under the credit facility was increased to $600 million, consisting of a $250 million capacity revolver and a $350 million term loan. In addition, on July 27, 2020, the Company entered into a $50 million interest rate swap with a maturity of August 8, 2023, which effectively fixed the LIBOR component on the corresponding term loan balance at 0.158%. This interest rate swap, combined with the Company’s previous interest rate swaps, effectively fixes the LIBOR component of the entire term loan balance on a weighted average basis at 1.91%.

During the quarter, the Company issued 1.9 million shares of its common stock through its at-the-market (“ATM”) program, generating gross proceeds of $25.1 million at an average offering price of $12.98 per share. During the nine months ended September 30, 2020, the Company issued 3.2 million shares of its common stock through its ATM program, generating gross proceeds of $39.2 million at an average offering price of $12.37 per share.

Completion of Management Internalization

As previously announced, in early July 2020 the Company completed its management internalization transaction by acquiring the parent company of its former advisor, Inter-American Management LLC, for an aggregate purchase price of $18.1 million, subject to working capital adjustments, in an all cash transaction. Upon completion of the internalization, the employees of our former advisor became employees of the Company and the functions previously performed by our former advisor were internalized by the Company. As a result of the management internalization, the Company no longer pays management fees to its former advisor.

Dividends

On September 3, 2020, the Board of Directors declared a $0.20 per share cash dividend to common stockholders of record as of September 24, 2020, which was paid on October 8, 2020, representing the Company’s third quarter 2020 dividend payment to its common stockholders. The Board also declared a $0.46875 per share cash dividend to holders of record as of October 15, 2020 of its Series A Preferred Stock, which was paid on October 31, 2020. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2020 through October 30, 2020.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, November 5, 2020 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-705-6003

International: 1-201-493-6725

Replay:

An audio replay of the conference call will be posted on the Company’s website.

ABOUT GLOBAL MEDICAL REIT

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share.

NON-GAAP FINANCIAL MEASURES

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the U.S. Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and the amortization of above and below market leases), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, (h) management internalization costs (including a one-time expense related to the settlement of a preexisting contractual relationship) and (i) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does, or that compute FFO and AFFO in a different manner.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 3% of our portfolio) are excluded from the calculation due to lack of available financial information. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes that all adjustments are reasonable and necessary.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, expected financial performance (including future cash flows associated with new tenants and the future Rent Coverage Ratio), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, as amended, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Evelyn Infurna

Evelyn.Infurna@icrinc.com

203.682.8265

Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	September 30, 2020	December 31, 2019
Assets
Investment in real estate:
Land	$116,123	$95,381
Building	793,559	693,533
Site improvements	13,268	9,912
Tenant improvements	46,965	33,909
Acquired lease intangible assets	91,465	72,794
	1,061,380	905,529
Less: accumulated depreciation and amortization	(83,893)	(56,503)
Investment in real estate, net	977,487	849,026
Cash and cash equivalents	2,052	2,765
Restricted cash	5,210	4,420
Tenant receivables	6,702	4,957
Due from related parties	121	50
Escrow deposits	3,792	3,417
Deferred assets	18,928	14,512
Derivative asset	—	2,194
Goodwill	5,903	—
Other assets	5,356	3,593
Total assets	$1,025,551	$884,934

Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $3,875 and $3,832 at September 30, 2020 and December 31, 2019, respectively	$454,325	$347,518
Notes payable, net of unamortized debt issuance costs of $898 and $667 at September 30, 2020 and December 31, 2019, respectively	65,060	38,650
Accounts payable and accrued expenses	8,329	5,069
Dividends payable	11,843	11,091
Security deposits and other	5,571	6,351
Due to related party	—	1,648
Derivative liability	19,505	8,685
Other liability	3,090	2,405
Acquired lease intangible liability, net	8,621	3,164
Total liabilities	576,344	424,581
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at September 30, 2020 and December 31, 2019, respectively (liquidation preference of $77,625 at September 30, 2020 and December 31, 2019, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 48,188 shares and 43,806 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	48	44
Additional paid-in capital	487,114	433,330
Accumulated deficit	(107,943)	(71,389)
Accumulated other comprehensive loss	(19,651)	(6,674)
Total Global Medical REIT Inc. stockholders' equity	434,527	430,270
Noncontrolling interest	14,680	30,083
Total equity	449,207	460,353
Total liabilities and equity	$1,025,551	$884,934

Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Rental revenue	$25,055	$18,117	$68,623	$50,093
Other income	42	78	178	182
Total revenue	25,097	18,195	68,801	50,275

Expenses
General and administrative	4,027	1,681	7,509	4,928
Operating expenses	3,619	1,362	8,256	3,826
Management fees – related party	—	1,621	4,024	4,539
Depreciation expense	6,954	5,006	19,383	13,481
Amortization expense	2,563	1,500	6,832	3,757
Interest expense	4,864	4,549	13,616	12,707
Management internalization expense	12,580	—	14,005	—
Preacquisition expense	70	168	267	224
Total expenses	34,677	15,887	73,892	43,462

Net (loss) income	$(9,580)	$2,308	$(5,091)	$6,813
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Less: Net loss (income) attributable to noncontrolling interest	767	(83)	647	(246)
Net (loss) income attributable to common stockholders	$(10,268)	$770	$(8,810)	$2,201

Net (loss) income attributable to common stockholders per share – basic and diluted	$(0.22)	$0.02	$(0.19)	$0.07

Weighted average shares outstanding – basic and diluted	46,908	35,512	45,503	32,514

Global Medical REIT Inc.

Reconciliation of Net (Loss) Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited, in thousands except per share amounts)
Net (loss) income	$(9,580)	$2,308	$(5,091)	$6,813
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Depreciation and amortization expense	9,517	6,506	26,215	17,238
FFO	$(1,518)	$7,359	$16,758	$19,685
Internalization expense - settlement of a preexisting contractual relationship	12,094	—	12,094	—
Internalization expense - other transaction costs	486	—	1,911	—
Amortization of above market leases, net	69	229	472	634
Straight line deferred rental revenue	(1,520)	(1,476)	(4,336)	(4,314)
Stock-based compensation expense	1,572	868	3,391	2,493
Amortization of debt issuance costs and other	396	350	1,030	1,000
Preacquisition expense	70	168	267	223
AFFO	$11,649	$7,498	$31,587	$19,721

Net (loss) income attributable to common stockholders per share – basic and diluted	$(0.22)	$0.02	$(0.19)	$0.07
FFO per share and unit	$(0.03)	$0.19	$0.34	$0.54
AFFO per share and unit	$0.23	$0.19	$0.65	$0.54

Weighted Average Shares and Units Outstanding – basic and diluted	50,233	39,449	48,896	36,395

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	46,908	35,512	45,503	32,514
Weighted Average OP Units	1,958	3,143	2,250	3,144
Weighted Average LTIP Units	1,367	794	1,143	737
Weighted Average Shares and Units Outstanding – basic and diluted	50,233	39,449	48,896	36,395